New England Zenith Fund
Form N-SAR for period ended June 30, 2002
Sub-Item 77D(e)
Investment in Securities of Other Investment Companies

As allowed by Section 12(d)(i)(G) of the Investment Company Act of 1940, Zenith Equity Series ("Zenith Equity") (formerly named "Capital Growth Series") now seeks to achieve its investment objective of long-term capital appreciation by investing in three other Series of the New England Zenith Fund.

The assets of Zenith Equity are invested equally among Capital
Guardian U.S. Equity Series, Jennison Growth Series, and FI
Structured Equity Series. The assets of Zenith Equity are re-balanced each fiscal quarter.